EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-126587 of our report dated March 11, 2009, relating to the consolidated financial statements of Rockville Financial, Inc., and subsidiaries appearing in this Annual Report on Form 10-K of Rockville Financial, Inc. and subsidiaries, for the year ended December 31, 2010.

/s/Deloitte & Touche LLP

Hartford, Connecticut
March 10, 2011